UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2017

SIEBERT FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 Wall Street, New York, New York		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 644-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2017, Siebert Financial Corp. (the “Company”) (NASDAQ: SIEB), Muriel Siebert & Co., Inc. (“MSCO”), the Company’s wholly-owned subsidiary, and StockCross Financial Services, Inc., a registered broker-dealer (“StockCross”) entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which MSCO will acquire (the “Acquisition”) certain retail broker-dealer assets of StockCross (the “Assets”). StockCross is a self-clearing discount broker dealer that has many business lines that are similar to MSCO’s. The purchase price for the Assets is approximately $20 million (the “Purchase Price”). At the closing of the Acquisition (the “Closing”), the Company will issue to StockCross approximately 5 million shares of its restricted common stock as payment of the Purchase Price. The Company engaged Manorhaven Capital, LLC (“Manorhaven”), a registered broker-dealer, to provide a fairness opinion regarding the value of the Assets. The Agreement has been unanimously approved by the boards of directors of the Company and StockCross.

The Closing of the Acquisition is subject to customary closing conditions including receiving required regulatory approvals and obtaining approval from the Company’s shareholders of the issuance of common stock in payment of the Purchase Price. Upon the closing of the Acquisition, MSCO and StockCross will enter into a clearing agreement pursuant to which StockCross will act as the clearing broker for MSCO with respect to the accounts transferred from StockCross to MSCO in the Acquisition.

The Company, MSCO and StockCross are affiliated entities through common indirect ownership. Kennedy Cabot Acquisition, LLC (“KCA”), a Nevada limited liability company, is the owner of approximately 90% of the issued and outstanding common stock of the Company. Gloria E. Gebbia, is the managing member of KCA and she is a member of the Company’s board of directors and she, along with other members of the Gebbia family, control StockCross. Manorhaven is under common control with the Company’s counsel Gusrae Kaplan Nusbaum PLLC who represents all the parties to the Agreement.

The representations and warranties of the Company and MSCO contained in the Agreement have been made solely for the benefit of StockCross and should not be relied upon as a disclosure of factual information. In addition, such representations and warranties (a) have been made only for purposes of the Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Agreement or other specific dates and (e) have been included in the Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or MSCO or any of their respective affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements.

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “project,” “should,” “plan,” “expect,” “anticipate,” “believe,” “estimate” and similar words. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s actual results could differ materially from those contained in forward-looking statements due to a number of factors, including the statements under “Risk Factors” found in the Company’s Annual Reports on Form 10-K’s and its Quarterly Reports on Form 10-Q’s on file with the SEC.

Item 9.01                Financial Statements and Exhibits.

(d)                Exhibits

2.1                Asset Purchase Agreement, dated as of June 26, 2017, by and among StockCross Financial Services, Inc., Muriel Siebert & Co., Inc. and Siebert Financial Corp.*

*                   The exhibits and schedules have been omitted. The Company agrees to furnish to the Securities and Exchange Commission a copy of the exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2017

By:	/s/ Andrew H. Reich
Andrew H. Reich
EVP, Chief Operating Officer, Chief Financial Officer and Secretary